Exhibit 14.3




                             THE PRIMARY TREND FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN

                             THE PRIMARY TREND FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN



                             THE PRIMARY TREND FUNDS
                                TABLE OF CONTENTS

                                                                         Page

   ARTICLE I      ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . .    2

   ARTICLE II     PARTICIPATION  . . . . . . . . . . . . . . . . . . . .    3

   ARTICLE III    CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . .    4

   ARTICLE IV     INVESTMENT OF CONTRIBUTIONS  . . . . . . . . . . . . .    5

   ARTICLE V      DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . .    6

   ARTICLE VI     ADMINISTRATION . . . . . . . . . . . . . . . . . . . .   11

   ARTICLE VII    THE INVESTMENT ADVISOR . . . . . . . . . . . . . . . .   13

   ARTICLE VIII   AMENDMENT AND TERMINATION  . . . . . . . . . . . . . .   14

   ARTICLE IX     PROHIBITED TRANSACTIONS  . . . . . . . . . . . . . . .   15


                             THE PRIMARY TREND FUNDS
                        SECTION 403(b)(7) RETIREMENT PLAN


             The Primary Trend Funds Section 403(b)(7) Retirement Plan (the "Plan") is designed to allow eligible tax-exempt employers described in
   Article I to make employer contributions to the Plan and to allow eligible employees of such employers to elect to have their employer make contributions on their behalf pursuant to a salary reduction agreement. Under the Plan, contributions are held by the authorized custodian and are invested in the shares of The Primary Trend Fund, Inc., The Primary Trend Income Funds, Inc. (which includes the Primary Money Market Fund, The Primary Income Fund and The Primary U.S. Government Fund) and/or any other regulated investment company managed by Arnold Investment Counsel Incorporated (the "Investment Advisor"). The provisions of this Plan are effective for plan years beginning on or after January 1, 1989. This Plan is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974 (the "Act") and the Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE I

                                   ELIGIBILITY


             A. Any person who performs services as an employee for an employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or who performs services for an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) or for an employer which is a State or a political subdivision of a State or an agency or instrumentality of either, and who obtains the consent of such employer to participate herein is eligible to adopt this Plan.

             B. Any employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or is an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) or a State or a political subdivision of a State or an agency or instrumentality of either (the "Employer"), may, but is not required to, adopt this Plan for some or all of its eligible employees.

             C. An eligible individual shall not be entitled to elect to have his Employer make contributions to the Plan pursuant to a salary reduction agreement unless the Employer has established a plan or program which allows all employees of the Employer (except as otherwise permitted by the Code) the opportunity to have contributions made pursuant to such an agreement. An Employer may exclude from participation employees who are participants in an eligible deferred compensation plan under Section 457 of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code or another Section 403(b) annuity contract, and nonresident aliens and certain students.

             D. In lieu of or in addition to a salary reduction arrangement, an Employer may make contributions on behalf of its employees, but an Employer is not obligated to do so. If an Employer makes contributions (other than contributions made pursuant to a salary reduction agreement), this Plan as adopted by such Employer must satisfy the nondiscrimination and minimum participation requirements as set forth in Section 403(b)(12) of the Code.


                                   ARTICLE II

                                  PARTICIPATION


             An eligible employee who wishes to adopt this Plan (the "Individual") may do so by (1) completing and signing the Account Application and the Salary Reduction Agreement or Transfer Form (as applicable), (2) obtaining the Employer's signature, and (3) returning all necessary forms to the bank named in the Account Application as custodian (the "Custodian"). An eligible Employer may adopt this Plan by either having the Individual follow the procedure described in the preceding sentence or by obtaining the Individual's signature on the Application and following the procedure itself thereafter.

             The Account Application and, if applicable, the Salary Reduction Agreement are incorporated herein by reference as part of the Plan. The Plan will be deemed to be adopted upon written acceptance by or on behalf of the Custodian of the Application. If the Employer maintains a written
   Section 403(b) plan for which this Plan serves as a funding vehicle, the terms and conditions of such plan shall take precedence over the provisions of this Plan to the extent such provisions are inconsistent.

                                   ARTICLE III

                                  CONTRIBUTIONS

             A. An Employer may contribute cash to the Plan in any taxable year in any amount which (1) is not an "excess contribution" as defined in
   Section 4973(c) of the Code, and (2) if such contribution is made pursuant to a Salary Reduction Agreement between the Employer and the Individual, does not exceed the limitation on "elective deferrals" contained in
   Section 402(g) of the Code. Neither the Investment Advisor nor the Custodian shall be responsible for determining the amount an Employer may contribute on behalf of the Individual, nor shall either be responsible to recommend or compel Employer contributions under the Plan.

             If during any taxable year the Employer contributes an amount which is an "excess contribution", such excess contribution (plus any income attributable thereto) shall, upon written request, be paid to the Individual by the Custodian or applied towards a contribution for the next subsequent year. In the event that an amount contributed during a calendar year exceeds the limitation on "elective deferrals" contained in
   Section 402(g) of the Code and the Individual notifies the Custodian, in writing, of such excess amount no later than March 1 of the following calendar year, the Custodian will distribute such excess amount (plus any income attributable thereto) to the Individual not later than the following April 15. Neither the Investment Advisor nor the Custodian shall have any responsibility for determining that an excess contribution or excess elective deferral has been made or for distributing such excess amount except in accordance with the specific written instructions of the Individual.

             B. In addition, the Individual or the Employer may (1) transfer or cause to be transferred to the Plan the cash surrender or redemption value of a Section 403(b) annuity or variable annuity or the assets of another Section 403(b)(7) custodial account for which contributions were previously made on the Individual's behalf, or (2) contribute to the Plan any amount distributed from a Section 403(b) annuity or custodial account which qualifies as a "rollover contribution" within the meaning of Section 403(b)(8) of the Code. Neither the Investment Advisor nor the Custodian shall be responsible for the tax treatment to the Individual of any transfer or rollover contribution or for losses resulting from any acts, omissions or delays of any party transferring or rolling over assets to the Individual's account.

             C. The interest of the Individual in the Plan and the assets in his custodial account shall be nonforfeitable at all times, may not be assigned, and shall not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind, except with regard to payment of the expenses of the Custodian as authorized by the provisions of this Plan. Notwithstanding the foregoing or any other provision herein to the contrary, the Custodian may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Employer to determine that it meets the applicable requirements of
   Section 414(p) of the Code. If any such order so directs, distribution of benefits to the alternate payee may be made at any time, even if the Individual is not then entitled to a distribution.
                                   ARTICLE IV

                           INVESTMENT OF CONTRIBUTIONS


             All contributions made to the Plan shall be used by the Custodian to purchase shares of the common stock of The Primary Trend Fund, The Primary Trend Income Funds (which includes the Primary Money Market Fund, The Primary Income Fund and The Primary U.S. Government Fund) and/or any other regulated investment company managed by the Investment Advisor. Each such regulated investment company will be referred to as an "Investment Company", and the shares of each Investment Company will be referred to as "Investment Company Shares". Unless otherwise directed by the Employer, contributions shall be allocated to a separate custodial account ("Custodial Account") established for the Individual. All income, dividends and, where applicable, capital gain distributions shall be reinvested in additional Investment Company Shares.


                                    ARTICLE V

                                  DISTRIBUTIONS


             A. The Individual, or his beneficiary or estate in the event of his death, shall be entitled to distribution of the assets in his Custodial Account upon the occurrence of the following events:

             (1)  The Individual's attainment of age
                  fifty-nine and one-half (59-1/2);

             (2)  The Individual terminates his employment;

             (3)  The Individual becomes disabled;

             (4)  The Individual's death.

             For the purposes of this Plan, the Individual shall be considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

             B. In addition to the distribution events set forth above, an Individual may be eligible to receive a hardship distribution of the assets in his Custodial Account (to the extent attributable to contributions made pursuant to a Salary Reduction Agreement, not including any earnings thereon) after the Custodian's receipt of written notification from the Employer indicating:

             (1)  that the Individual has incurred a
                  substantial financial hardship; and

             (2)  the specific amount needed to meet the
                  substantial financial hardship.

   A substantial financial hardship shall exist if the Individual incurs immediate and heavy financial need and that need cannot be met by other resources reasonably available to the Individual. The amount distributed from the Custodial Account shall not exceed the amount specified in the notification.

             For purposes of this Plan, a substantial financial hardship shall mean unreimbursed medical expenses described in Section 213(d) of the Code incurred by the Individual, his spouse or a dependent, purchase (excluding mortgage payments) of a principal residence for the Individual, payment of tuition for the next semester or quarter of post-secondary education for the Participant, his spouse, his children or a dependent, the need to prevent the eviction of the Individual from his principal residence or foreclosure on the mortgage of the Individual's principal residence, or such other events as may be approved by the Commissioner of Internal Revenue in rulings, notices or other published documents.

             In determining whether the need cannot be met by other resources reasonably available to the Individual, the Employer may rely on the Individual's certification, executed in a form and manner specified by the Employer, that the need cannot be relieved:

             (1) through reimbursement or compensation by insurance or otherwise;

             (2)  by reasonable liquidation of the
                  Individual's assets, to the extent such
                  liquidation would not itself cause an
                  immediate and heavy financial need;

             (3) by cessation of elective deferrals under the Plan; and

             (4) by other distributions or nontaxable [at the time of the loan] loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

             In the event the Individual is unwilling or unable to provide the certification described above, or in the event the Employer determines that it cannot reasonably rely on the certification provided by an Individual, then the requirements of this Paragraph B shall be deemed satisfied only if all of the following conditions are satisfied:

             (1) the distribution is not in excess of the amount of the immediate and heavy financial need of the Individual;

             (2)  the Individual has obtained all
                  distributions, other than hardship
                  distributions, and all nontaxable (at the time of the loan) loans from all plans maintained by the Employer;

             (3) the Individual's elective deferrals under this Plan and all other plans maintained by the Employer shall be suspended for at least 12 months after receipt of the hardship distribution; and

             (4)  under this Plan and all other plans
                  maintained by the Employer, the Individual may not make elective deferrals for the Individual's taxable year immediately following the taxable year of the hardship distribution in excess of the limitation on elective deferrals in effect for such next taxable year under Section 402(g) of the Code less the amount of such Individual's elective deferrals for the taxable year of the hardship distribution.

             The Employer and shall be responsible for:

             (1) determining that a substantial financial hardship exists;

             (2) designating the amount necessary to meet such a substantial financial hardship; and

             (3) notifying the Custodian in writing of its decision.

   Neither the Custodian nor the Investment Manager shall be responsible for determining that a substantial financial hardship exists or the amount necessary to satisfy such hardship. Both may rely on any written notification from the Employer certifying the existence and the amount of a substantial financial hardship.

             Any determination under this Paragraph B is to be made in accordance with uniform and nondiscriminatory standards established by the Employer. The Individual has the responsibility of providing the Employer with any and all documents, financial data or other information which the Employer deems necessary in order to make its determination. No distribution based on financial hardship shall be made except following written notification from the Employer. If the Employer does not process hardship distributions in accordance with the standards set forth under this Plan and applicable law, the hardship distribution provisions under this Paragraph B shall be ineffective.

             C. The Individual may elect a form of distribution from among the following alternatives:

             (1)  A single sum payment in cash or Investment
                  Company Shares;

             (2)  Equal or substantially equal monthly,
                  quarterly, or annual payments over a period certain not extending beyond the life expectancy of the Individual; or

             (3)  Equal or substantially equal monthly,
                  quarterly or annual payments over a period certain not extending beyond the joint and last survivor life expectancy of the Individual and his beneficiary.

             Such election shall be made at least sixty (60) days prior to the date on which distribution is expected to be made or to begin. Such election shall be irrevocable and shall be made in writing in such form as shall be acceptable to the Custodian. In no event shall the Custodian or the Investment Advisor have any responsibility for determining, or giving advice with respect to, life expectancies or minimum distribution requirements.

             If the Individual fails to elect any of the methods of distribution described above within the time specified for such election, the Custodian may distribute the Individual's Custodial Account in the form of a single sum cash payment by the April 1 following the calendar year in which the Individual attains age seventy and one-half (70-1/2). If the Individual elects a mode of distribution under subparagraphs (2) or
   (3) of this Paragraph C, except as otherwise required by Section
   403(b)(10) of the Code, the amount of the monthly, quarterly or annual payments shall be determined by dividing the entire interest of the Individual in the Custodial Account at the close of the prior year by the number of years remaining in the period specified by the Individual's election. The minimum annual payment may be made in a series of installments (e.g., monthly, quarterly, etc.) as long as the total payments for the year made by the date required are not less than the minimum amount required.

             D. Unless the Individual (or his spouse) elects not to have life expectancy recalculated, the Individual's life expectancy (and the life expectancy of the Individual's spouse, if applicable) will be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of the designated beneficiary (other than the spouse) will not be recalculated.

             E. The Individual must receive distributions from the Plan in accordance with Regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code which are hereby incorporated by reference, or in the absence of such regulations, in accordance with
   Section 401(a)(9) of the Code.

             F. If the Individual dies before his entire interest in the Custodial Account is distributed to him, the remaining undistributed balance of such interest shall be distributed to the beneficiary or beneficiaries, if any, designated by the Individual. If no designation of a beneficiary shall have been made, distribution shall be made to the Individual's surviving spouse, or the Individual's estate in that order.

             If the Individual dies after installment payments have commenced, the beneficiary shall continue to receive distributions in accordance with the payment method specified by the Individual or may elect, in writing, to receive a lump sum distribution.

             If the Individual dies prior to the commencement of benefits, the beneficiary may elect, in writing, to receive the distribution in one of the following forms:

             (a) A single sum payment in cash made by the December 31 of the year containing the fifth anniversary of the Individual's death; or

             (b)  Equal or substantially equal monthly,
                  quarterly, or annual payments commencing not later than the December 31 following the year of the Individual's death over a period not to exceed the life expectancy of the beneficiary.

   Notwithstanding the foregoing, if the beneficiary is the Individual's spouse, distributions may be delayed until the December 31 of the year in which the Individual would have attained age 70-1/2. A beneficiary must receive distributions from the Plan in accordance with the Regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code, including the incidental death benefit requirements, which are hereby incorporated by reference, or in the absence of such Regulations, in accordance with Section 401(a)(9) of the Code.

             G. The Individual may designate a beneficiary or beneficiaries, and may, in addition, name a contingent beneficiary. Such designation shall be made in writing in a form acceptable to the Custodian. The Individual may, at any time, revoke his or her designation of a beneficiary or change the beneficiary by filing notice of such revocation or change with the Custodian. Notwithstanding the foregoing, in the event the Individual is married at the time of his death, the beneficiary shall be the Individual's surviving spouse unless such spouse has consented in writing to the designation of an alternative beneficiary after notice of the spouse's rights and such consent was witnessed by a notary public or representative of the Employer. In the event no valid designation of beneficiary is on file with the Employer or the Custodian at the date of death or no designated beneficiary survives him, the Individual's spouse shall be deemed the beneficiary; in the further event the Individual is unmarried or his spouse does not survive him, the Individual's estate shall be deemed to be his beneficiary.


                                   ARTICLE VI

                                 ADMINISTRATION


             Except as otherwise provided in this Plan, the Custodian shall perform solely the duties assigned to the Custodian hereunder as agent on behalf of the Individual and any beneficiary. The Custodian shall not be deemed to be a fiduciary in carrying out the following duties:

             (1)  Receiving contributions pursuant to the
                  provisions of this Plan;

             (2)  Holding, investing and reinvesting the
                  contributions in Investment Company Shares;

             (3)  Registering any property held by the
                  Custodian in its own name, or in nominee or bearer form that will pass delivery; and

             (4)  Making distributions from the Custodial
                  Account in cash.

             The Custodian shall mail to the Individual all proxies, proxy soliciting materials, and periodic reports or other communications that may come into the Custodian's possession by reason of its custody of Investment Company Shares. The Individual shall vote the proxy, notwithstanding the fact that the Custodian may be the registered owner of the Investment Company Shares, and the Custodian shall have no further liability or responsibility with respect to the voting of such shares.

             The Custodian shall keep accurate and detailed account of its receipts, investments and disbursements. As soon as practicable after December 3l each year, and whenever required by Regulations adopted by the Internal Revenue Service under the Act or the Code, the Custodian shall file with the Individual a written report of the Custodian's transactions relating to the Custodial Account during the period from the last previous accounting, and shall file such other reports with the Internal Revenue Service as may be required by its Regulations.

             Unless the Individual sends the Custodian written objection to a report within sixty (60) days after its receipt, the Individual shall be deemed to have approved such report, and, in such case the Custodian shall be forever released and discharged with respect to all matters and things included therein. The Custodian may seek a judicial settlement of its accounts. In any such proceeding the only necessary party thereto in addition to the Custodian shall be the Individual.

             All written notices or communications to the Individual or the Employer shall be effective when sent by first class mail to the last known address of the Individual or the Employer on the Custodian's records. All written notices or communications to the Custodian shall be mailed or delivered to the Custodian at its designated mailing address, and no such written notice of communications shall be effective until the Custodian's actual receipt thereof. The Custodian shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in reliance upon the authenticity of signatures contained in all written notices or other communications which it receives and which appear to have been sent by the Individual, the Employer, or any other person.

             The Custodian shall make payments from the Custodial Account in accordance with written directions received from the Individual, and it need not make inquiry as to the rightfulness of such distribution. If the Custodian has reason to believe that a distribution may be due, it may, but shall not be required to make the distribution at the request of any beneficiary who appears to be entitled thereto. The Custodian shall properly withhold from any payment to the Individual or beneficiary such amounts as may be required to satisfy any income or other tax withholding requirements.

             The Custodian shall use ordinary care and reasonable diligence in the performance of its duties as Custodian. The Custodian shall have no responsibilities other than those provided for herein or in the Act or Code and shall not be liable for a mistake in judgment, for any action taken in good faith, or for any loss that is not a result of its gross negligence, except as required by the Act or regulations promulgated thereunder.

             The Individual agrees to indemnify and hold the Custodian harmless from and against any liability that the Custodian may incur in the administration of the Custodial Account, unless arising from the Custodian's own negligence or willful misconduct or from a violation of the provisions of the Act or regulations promulgated thereunder.

             The Custodian shall be under no duty to question any direction of the Individual with respect to the investment of contributions, or to make suggestions to the Individual with respect to the investment, retention or disposition of any contributions or assets held in the Custodial Account.

             The Custodian shall pay out of the Custodial Account expenses of administration, including the fees of counsel employed by the Custodian, taxes, and its fees for maintaining the Custodial Account which are set forth in the Application or in accordance with any schedule of fees subsequently adopted by the Custodian. The Custodian may sell Investment Company Shares and use the proceeds of sale to pay the foregoing expenses.

             The Custodian may resign as Custodian of any Individual's Custodial Account upon sixty (60) days' prior notice to the Investment Advisor and thirty (30) days' prior notice to each Individual who will be affected by such resignation.


                                   ARTICLE VII

                             THE INVESTMENT ADVISOR


             The Individual and the Employer delegate to the Investment Advisor the following powers with respect to the Plan: (1) to remove the Custodian and select a successor custodian; and (2) to amend this Plan as provided in Article VIII hereof.

             The powers herein delegated to the Investment Advisor shall be exercised by such officer thereof as the Investment Advisor may designate from time to time, and shall be exercised only when similarly exercised with respect to all other Individuals adopting the Plan.

             Neither an Investment Company, the Investment Advisor, nor any officer, director, board, committee, employee or member of any Investment Company or of the Investment Advisor shall have any responsibility with regard to the administration of the Plan except as provided in this
   Article VII of the Plan, and none of them shall incur any liability of any nature to the Individual or beneficiary or other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to the Investment Advisor.

             The Individual and the Employer agrees to indemnify and hold the Investment Companies and the Investment Advisor harmless from and against any and all liabilities and expenses, including attorney's and accountant's fees, incurred in connection with the exercise of, or omission to exercise, any of the powers delegated to it under this Article, except such liabilities and expenses as may arise from the Investment Advisor's and/or Investment Company's willful misconduct.

             If the Investment Advisor shall hereafter determine that it is no longer desirable for it to continue to exercise any of the powers hereby delegated to it, it may relieve itself of any further responsibilities hereunder by notice in writing to the Individual at least sixty (60) days prior to the date on which it proposes to discontinue the exercise of the powers delegated to it.


                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION


             The Individual and the Employer delegate to the Investment Advisor the power to amend this Plan (including retroactive amendment).

             The Individual or the Employer may amend the Application (including retroactive amendment) by submitting to the Custodian (1) a copy of such amended Application and (2) evidence satisfactory to the Custodian that the Plan, as amended by such amended Application, will continue to qualify under the provisions of Section 403(b)(7) of the Code.

             No amendment shall be effective if it would cause or permit:
   (1) any part of Custodial Account to be diverted to any purpose that is not for the exclusive benefit of the Individual and his beneficiaries; (2) the Individual to be deprived of any portion of his interest in the Custodial Account; or (3) the imposition of an additional duty on the Custodian without its consent.

             The Employer reserves the right to terminate further contributions to this Plan. The Individual also reserves the right to terminate his adoption of the Plan in the event that he shall be unable to secure a favorable ruling from the Internal Revenue Service with respect to this Plan. In the event of such termination, the Custodian shall distribute the Custodial Account to the Individual. The Individual also reserves the right to transfer the assets of his Custodial Account to such other form of Section 403(b)(7) retirement plan as he may determine, upon written instructions to the Custodian in such form as the Custodian may reasonably require.

                                   ARTICLE IX

                             PROHIBITED TRANSACTIONS


             Except as provided in Section 408 of the Act or Section 4975 of the Code, the Custodian:

             A. Shall not cause the Plan to engage in a transaction if it knows or should know that such transaction constitutes a direct or indirect:

             (1) sale or exchange, or leasing of any property between the Plan and a party in interest;

             (2)  lending of money or other extension of
                  credit between the Plan and a party in
                  interest;

             (3) furnishing of goods, services, or facilities between the Plan and a party in interest;

             (4) transfer to, or use by or for the benefit of, a party in interest, of any assets of the Plan; or

             (5) acquisition, on behalf of the Plan, of any employer security or employer real property in violation of Section 407(a) of the Act;

             B. Shall not permit the Plan to hold any employer security or employer real property if it knows or should know that holding such security or real property violates Section 407(a) of the Act,

             C. Shall not deal with the assets of the Plan in its own interest or for its own account,

             D. Shall not in any capacity act in any transaction involving the Plan on behalf of a party (or represent a party) whose interests are adverse to the interests of the Plan or the interests of its participants or beneficiaries, and

             E. Shall not receive any consideration for its own account from any party dealing with the Plan in connection with a transaction involving the assets of the Plan; provided that nothing in this Article IX shall be construed to prohibit the payment to the Custodian of any fees otherwise authorized under the terms of this Plan.